Exhibit 10.2

FOURTH AMENDMENT OF LEASE AGREEMENT

 FOURTH AMENDMENT OF LEASE AGREEMENT (the "FOURTH AMENDMENT") is made and entered into by and between STONEBRIAR I OFFICE PARTNERS, LTD. ("Lessor"), and COMSTOCK RESOURCES, INC. ("Lessee").
RECITALS:

WHEREAS, Lessor and Lessee entered into a certain Lease Agreement dated May 6, 2004, (the "Lease"), with the defined terms and conditions of the Lease being hereby incorporated herein by reference; and

WHEREAS, Lessor and Lessee entered into First Amendment of Lease Agreement dated August 31, 2005; and

WHEREAS, Lessor and Lessee entered into Second Amendment of Lease Agreement dated October 15, 2007; and

WHEREAS, Lessor and Lessee entered into Third Amendment of Lease Agreement dated September 25, 2008; and

WHEREAS, Lessee desires to exercise the option therein granted it to expand the Premises by incorporating additional spaces; and

WHEREAS, Exhibit G of the Lease provides for the manner in which the Lease shall be amended in such circumstances.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the Lessor and the Lessee hereby amend and modify the Lease, and agree as follows:

1.           2009 Second Expansion of the Premises. Lessee and Lessor acknowledge that the Premises shall include Suite 440, effective June 1, 2009, comprising 1,988 additional square feet. Lessor and  Lessee further acknowledge that the expiration date of the initial term of the Lease, as hereby amended, shall continue to be 5:00 p.m., July 31, 2014.

2.           New Rental for the 2009 Second Expanded Premises.  Lessor and Lessee agree that the amended monthly Basic Rental payable by Lessee to the Lessor for the  2009 Second Expanded Premises, as hereby amended, shall be increased by the sum of $3,727.50 per month ($22.50 per square foot), commencing on June 1,  2009,  to a new  total of $100,057.71.

3.           Proportionate Shares.  Lessee’s Proportionate Share is amended, after including both the 2009 Second Expansion of the Premises, to be 49.30% effective June 1, 2009.

4.           Refinishing. At a later date acceptable to both parties, Lessor will recarpet and paint the second 2009 expansion premises to the same standard as exists in Lessee’s existing space.   Lessor will oversee the construction, act as liaison between Tenant, the contractor, and the designer and coordinate the relationship between the construction, the Building, and the Building systems.

5.           Garage Parking.  In addition to the free 23 assigned spaces that Lessee already has in the parking garage, Lessor shall provide Lessee with 2 additional assigned parking spaces (spaces #7, and #15) at no charge.

6.           Ratification of Lease.  Except as expressly amended and modified herein, Lessor and Lessee hereby ratify and confirm the Lease in all respects, and Lessee and Lessor each acknowledge that the other party to the Lease has fully performed its obligations to the date hereof, or else waives all claims against the other for any nonperformance of such obligations.

7.           Execution of Amendment.  This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute a single integrated instrument.  Further, for purposes of this Amendment, facsimile signatures by either party shall be deemed original signatures for all purposes.

8.   Binding Effect.  This Amendment shall be binding on the parties hereto, and their respective successors and assigns, for all purposes.

Executed by the Lessor and the Lessee effective as of this 8th day of May, 2009.

LESSOR:

STONEBRIAR I OFFICE PARTNERS, LTD.,
By: Stonebriar I Partners, LLC, its General Partner

By:  /s/RODERICK V. O'CONNOR
    Its:  President

LESSEE:

COMSTOCK RESOURCES, INC.
A Nevada corporation

By:  /s/ROLAND O. BURNS
    Its:  Senior Vice President